Exhibit 5.1

Goodwin Procter LLP Counselors at Law 135 Commonwealth Drive Menlo Park, CA 94025 T: 650.752.3100 F: 650.853.1038

November 17, 2014

CollabRx, Inc.
44 Montgomery Street, Suite 800
San Francisco, California 94104

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), including a prospectus (the “Prospectus”), relating to the registration of the offer by CollabRx, Inc., a Delaware corporation (the “Company”) of up to $4,000,000 in aggregate offering price of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), warrants (the “Warrants”) to purchase an equal number of shares of Common Stock (the “Warrant Shares”) and Preferred Stock Purchase Rights attached thereto (the “Rights” and, together with the Shares, the Warrants and the Warrant Shares, the “Securities”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificate of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the Shares and Warrant Shares, the total number of issued shares of Common Stock, together with the total number of shares of Common Stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s certificate of incorporation as then in effect.  In addition, for purposes of the opinions set forth below concerning the Rights, without limiting any other exceptions or qualifications set forth herein, we have assumed that members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Shareholder Rights Agreement, dated as of April 13, 2011 (the “Rights Agreement”), by and between the Company and Registrar and Transfer Company, as Rights Agent.

CollabRx, Inc.
November 17, 2014

Based on the foregoing, we are of the opinion that:

1. The Securities have been duly authorized.

2.    When the price and other terms upon which the Shares and the Warrants have been approved by the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and such Shares and Warrants and the Rights attached thereto have been issued and delivered against payment therefor (in an amount not less than the par value thereof) in accordance with such terms, such Shares and Warrants will be validly issued, fully paid and non-assessable and the Rights attached thereto will be valid and binding obligations of the Company.

3.    When the Warrant Shares have been issued and delivered by the Company against payment therefor (in an amount not less than the par value thereof) in accordance with the terms of the Warrants, the issuance and delivery of the Warrant Shares and the Rights attached thereto will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and non-assessable and the Rights attached thereto will be valid and binding obligations of the Company.

It should be understood that the opinions set forth above concerning the Rights (a) do not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and (b) address the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement, and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP